Exhibit 5.1
May 29, 2009
StemCells, Inc.
3155 Porter Drive
Palo Alto, California 94394
Re:	Registration Statement on Form S-3 filed on May 29, 2009 with the Securities and Exchange Commission (the “Commission”)
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”). The Registration Statement relates to the registration for resale by Asset Realisation Company Plc (the “Selling Stockholder”) of 2,650,000 shares (the “Shares”) of the common stock of StemCells, Inc. (the “Company”), par value $0.01 per share (the “Common Stock”). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.
We have acted as counsel for the Company in connection with the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” contained therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement remains effective.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP